As filed with the Securities and Exchange Commission on January 24, 2023

Registration No. 333-239406

Registration No. 333-229877

Registration No. 333-208801

Registration No. 333-205895

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-3 Registration Statement No. 333-239406

Form S-3 Registration Statement No. 333-229877

Form S-3 Registration Statement No. 333-208801

Form S-3 Registration Statement No. 333-205895

UNDER

THE SECURITIES ACT OF 1933

Benefitfocus, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	46-2346314 (IRS Employer Identification No.)

100 Benefitfocus Way

Charleston, South Carolina 29492

(Address, including zip code, of registrant’s principal executive offices)

Joel Collins, Esq.

General Counsel and Chief Legal Officer

100 Benefitfocus Way

Charleston, South Carolina 29492

(843) 849-7476

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Melissa Sawyer, Esq.

Scott B. Crofton, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) filed by Benefitfocus, Inc., a Delaware corporation (the “Company”), and is being filed to withdraw and remove from registration the securities of the Company that had been registered but not issued under the Registration Statements:

1.

Registration Statement on Form S-3 (File No. 333-239406), originally filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 24, 2020 registering 7,177,966 shares of the Company’s common stock, par value $0.001 (“Shares”), that are issuable upon the conversion of the Company’s Series A Convertible Preferred Stock, par value $0.001, at a proposed maximum offering price per share of $11.34.

2.	Registration Statement on Form S-3 (File No. 333-229877), originally filed with the SEC on February 26, 2019 registering 6,560,472 Shares, at a proposed maximum offering price per share of $57.945.

3.	Registration Statement on Form S-3 (File No. 333-208801), originally filed with the SEC on December 30, 2015 registering 6,242,946 Shares, at a proposed maximum offering price per share of $37.595.

4.

Registration Statement on Form S-3 (File No. 333-205895), originally filed with the SEC on July 28, 2015 registering 2,875,000 Shares, at a proposed maximum offering price per share of $43.72, as amended by Amendment No. 1 to Form S-3 filed with the SEC on August 4, 2015.

On January 24, 2023, pursuant to that certain Agreement and Plan of Merger, dated as of November 1, 2022, as amended and restated by the Amended and Restated Agreement and Plan of Merger, dated as of December 19, 2022 (the “Merger Agreement”), by and among the Company, Voya Financial, Inc., a Delaware corporation (“Parent”) and Origami Squirrel Acquisition Corp, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated any and all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charleston, State of South Carolina, on the 24th day of January, 2023.

BENEFITFOCUS, INC.

By:	/s/ Joel Collins
Joel Collins
General Counsel, Chief Legal Officer and Secretary

No other person is required to sign this Post-Effective Amendment, in reliance upon Rule 478(c) under the Securities Act of 1933, as amended.